ASSET PURCHASE AGREEMENT

between

NOWAUTO INC. AND

ITS SUBSIDIARIES

as Seller

and

GLOBAL-E INVESTMENTS, INC.

as Purchaser

TABLE OF CONTENTS

1. Purchase and Sale of Assets.	1
1.1. Purchased Assets	1
1.2. Purchase Price for Assets	2
1.3. Payment of Purchase Price	3

2. Liabilities of NowAuto	3

3. Creditor Matters	3

4. No Adjustment of Purchase Price	3

5. Approvals, Permits, Licenses and Authorizations	3

6. Brokerage Commissions	3

7. Ownership of Global-E Following the Closing	3

8. Representations and Warranties	4
8.1. Representations and Warranties of NowAuto	4
8.2 Representations and Warranties of Global-E	5

9. Particular Covenants	6
9.1. Risk of Loss	6
9.2. Full Access	6
9.3. Furnishing of Certain Information	6

10. Closing	6
10.1. Time, Date and Place	6
10.2. Conditions to Close	6
10.3. Actions to Be Taken at the Closing	7
10.4. Contemporaneous Transfer	8
10.5. Operation of NowAuto's Business	8

11. Indemnification by NowAuto to Global-E	8
11.1. Indemnification by NowAuto	8
11.2 Survival of Obligation to Indemnify	8
11.3 Notice and Procedure	9

12. Taxes in Connection with the Transaction	10

13. Miscellaneous	10
13.1. Survival of Representations, Warranties and Agreements	10
13.2. Notices	10
13.3. Entire Agreement	11
13.4. Assignability	11
13.5. Binding Effect; Benefit	11
13.6. Severability	11
13.7. Amendment; Waiver	11
13.8. Section Headings	11
13.9. Counterparts and Facsimile Signatures	11
13.10. Applicable Law; Jurisdiction and Venue; Service of Process	11
13.11. Legal Expenses	11
13.12. Remedies	12
13.13. Further Assurances	12
13.14. Use of Genders	12
13.15 Waiver of Conflict of Interest	12

SCHEDULES

1.1.5 – Patents, Patents Pending, Patentable Technology,

            Copyrights, Trade Names and Service Marks of NowAuto

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into on __________, 2005, by and between Sunburst Car Company, Inc. and Navicom Inc., both of which are Arizona corporations, and subsidiaries of NowAuto, Inc., a Nevada corporation (the three entities are collectively referred to as "NowAuto"), and Global-E Investments, Inc., a Nevada corporation ("Global-E").

EXPLANATORY STATEMENT

A.

NowAuto is engaged primarily in the retail sales of used automobiles and through its subsidiaries is also engaged in the development of software and other technologies in support of its retail sales and sales price collection activities.

B.

Global-E desires to purchase and NowAuto desires to sell and transfer to Global-E, all of the assets and liabilities of NowAuto on the terms and conditions stated herein.

NOW THEREFORE, for and in consideration of the Explanatory Statement that shall be deemed a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree, represent and warrant as follows:

1.

Purchase and Sale of Assets.

1.1.

Purchased Assets. Global-E agrees to purchase from NowAuto, and NowAuto agrees to sell, transfer and assign to Global-E, all of the assets, wherever located, which are owned by NowAuto, or in which NowAuto has any rights, title or interest (to the extent of such right, title or interest) (collectively referred to herein as the "Purchased Assets"). The Purchased Assets shall include, but shall not be limited to, all of NowAuto's right, title and interest in the following:

1.1.1.

All of the rights, tangible and intangible, and leasehold interests in personal or real property of NowAuto under all of its contracts, agreements, leases, licenses, instruments or commitments through the "Closing" (as defined below);

1.1.2.

All rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations, to the extent assignable, used in connection with the Purchased Assets;

1.1.3.

All automobiles, equipment, inventory, raw materials, work-in progress and replacement parts and materials, and all other equipment, parts and materials used in connection with the Purchased Assets (collectively, the "Inventory");

1.1.4.

All rights in and to any requirements, processes, formulations, methods, technology, know-how, trade secrets, designs, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by NowAuto in connection with the Purchased Assets (the assets described in Sections 1.1.4 through 1.1.7 are referred to as the "Intangible Property Rights");

1.1.5.

All patents, patents pending, patentable technology, copyrights, trade names and service marks of NowAuto used in or related to the Purchased Assets, all of which are set forth in Schedule 1.1.5, and all applications therefor, and all documentation embodying, representing or otherwise describing any of the foregoing;

1.1.6.

All rights in and to the customer lists, promotion lists, supplier lists, marketing data and other compilations of names and data developed in connection with the Purchased Assets;

1.1.7.

All of NowAuto's rights in and to computer software programs (including software developed by it or licensed to it) used in connection with the Purchased Assets or developed or under development by, or on behalf of, NowAuto in connection with the Purchased Assets or developed or under development by, or on behalf of, NowAuto in connection with NowAuto's business, including the source code, object code and documentation for such software, in each case to the extent that NowAuto possesses and has a right to possess and transfer the same;

1.1.8.

All causes of action, claims, suits, proceedings, judgments or demands, of or held by NowAuto against third parties;

1.1.9.

All accounts and notes receivable of NowAuto existing as of the Closing;

1.1.10.

Copies of all account lists, files, books and records, including personnel records, publications, and other records and data used in connection with the Purchased Assets;

1.1.11.

All goodwill associated with the Purchased Assets, including the Intangible Property Rights;

1.1.12.

All bank accounts, investment accounts, deposits and other funds held by or on behalf of NowAuto; and

1.1.13.

All other assets of any kind, nature or description owned by NowAuto not otherwise described in this Section 1.1.

1.2.

Purchase Price for Assets. The purchase price ("Purchase Price") for the Purchased Assets shall be the transfer to NowAuto of 8,157,661 restricted shares of the $.001 par value common stock of Global-E.

1.3.

Payment of Purchase Price. On the terms and subject to the conditions of this Agreement, at Closing Global-E shall pay the Purchase Price to NowAuto by the issuance of the shares of Global-E common stock representing the Purchase Price.

2.

Liabilities of NowAuto. Global-E assumes and shall be solely liable and responsible for all debts, obligations, duties, and liabilities of NowAuto incurred prior to the date this Agreement is closed (the "Closing") and shall indemnify and hold NowAuto harmless therefrom.

3.

Creditor Matters. The transactions contemplated by this Agreement are intended by the parties to be a contemporaneous exchange between NowAuto and Global-E and will be accomplished at Closing. The transactions contemplated by this Agreement represent a regularly conducted, noncollusive sale, and have been negotiated by the parties in an arm's length manner with due regard for the respective obligations of the parties and value of the assets transferred.

4.

No Adjustment of Purchase Price. The Purchase Price will not be adjusted at Closing for any prorations.

5.

Approvals, Permits, Licenses and Authorizations. Promptly after the execution of this Agreement, NowAuto and Global-E shall use their best efforts to obtain such approvals, consents, permits, licenses and authorizations, if any, of all Governments and Governmental Agencies (as hereinafter defined) as may be required to complete lawfully the transactions contemplated hereby and to enable Global-E to acquire the Purchased Assets in full compliance with any and all applicable laws, rules and regulations. NowAuto agrees to cooperate fully, execute, acknowledge, swear to and deliver such instruments and documents and take all such other and further actions as may be necessary or desirable in order to obtain such approvals, consents, permits, licenses and authorizations.

6.

Brokerage Commissions. Each party hereto represents to the other party that it has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement.

7.

Ownership of Global-E Following the Closing. Global-E currently has 6,800,000 shares of its common stock outstanding of which 5,250,000 shares will be returned to Global-E by Global-E's two principal stockholders (Jamie Kerr and John Schaffer) in exchange for Global-E conveying all of its golf related assets to these two stockholders. Global-E shall also release the three year lock-up on the 50,000 shares held by Messrs. Kerr and Shaffer. Accordingly, following the Closing the ownership of Global-E shall be as follows:

Jamie Kerr and John Schaffer	50,000 shares
Original Regulation D Investors	1,500,000 shares
NowAuto	8,157,661 shares

Total:	9,707,661 shares

8.

Representations and Warranties.

8.1.

Representations and Warranties of NowAuto. NowAuto represents and warrants to Global-E as of the date hereof and as of the Closing that:

8.1.1.

Ownership of NowAuto; Power. NowAuto has the power and authority to sell, assign, transfer and deliver the Purchased Assets to Global-E in accordance with the terms of this Agreement and to consummate the transactions contemplated hereby.

8.1.2.

Due Organization and Good Standing. NowAuto is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. NowAuto has full right, power and authority to own, lease and operate its properties and assets, and to carry on its business. NowAuto is duly licensed, qualified and authorized to do business in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it make such licensing, qualification and authorization legally necessary. NowAuto is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of NowAuto's Articles of Incorporation, Bylaws or any other documents or agreements, amended to the date of this Agreement ("NowAuto's Corporate Documents").

8.1.3.

Authorization and Validity of Agreements. NowAuto has the full right, power and authority to execute, acknowledge and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment and delivery of this Agreement by NowAuto and the performance by NowAuto of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed, acknowledged and delivered by NowAuto and is the legal, valid and binding obligation of NowAuto, enforceable against NowAuto in accordance with its terms, except in each case as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

8.1.4.

Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgment, delivery, and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as "Laws") of any state or local government (collectively referred to throughout this Agreement as "Governments") or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as "Governmental Agencies"), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Purchased Assets pursuant to, (i) NowAuto's Corporate Documents, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which NowAuto is a party or by which NowAuto or any of the Purchased Assets is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which NowAuto or any of the Purchased Assets is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing.

8.1.5.

Disclaimer of Fraudulent Intent. The transactions described in this Agreement have been undertaken by NowAuto in good faith, considering its obligations to any person or entity to whom NowAuto owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured (such claim holders are called "Creditors" under this paragraph), and NowAuto has undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either has disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and has not and will not conceal this transaction or the proceeds of this transaction from any such Creditors. NowAuto further represents and warrants that: (i) it will not retain possession or control of any of the property transferred under this Agreement following the Closing; (ii) it has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement; (iii) it has not removed or concealed any assets from any Creditors; (iv) it has not incurred any individual or aggregate debt that is significantly greater than the normal and customary debts of it in the ordinary course of business; and (v) it believes at Closing that it will receive consideration reasonably equivalent to the value of the assets transferred under this Agreement.

8.1.6.

Unencumbered Title to Purchased Assets. NowAuto currently has and at Closing will have good and marketable title to the Purchased Assets, free and clear of any and all encumbrances and liens of any kind or nature.

8.1.7.

Financial Statements. The unaudited financial statements of NowAuto for the years ended December 31, 2003 and 2004 and the unaudited financial statements for the three months ended March 31, 2005 which have been provided to Global-E have been prepared in accordance with generally accepted accounting principles and fairly presents the information contained therein for the applicable periods.

8.2

Representations and Warranties of Global-E. Global-E represents and warrants to NowAuto, as of the date hereof and as of the Closing that:

8.2.1.

Due Organization; Good Standing; Power. Global-E is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Global-E has full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

8.2.2.

Authorization and Validity of Documents. The execution, delivery and performance by Global-E of this Agreement and the transactions contemplated hereby, have been duly and validly authorized by Global-E. This Agreement has been duly executed, acknowledged and delivered by Global-E and is a legal, valid and binding obligation of Global-E and when executed and delivered, will be the legal, valid and binding obligation of Global-E, enforceable against Global-E in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

8.2.3.

Financial Statements. The audited financial statements of Global-E for the years ended December 31, 2003 and 2004 and the unaudited financial statements for the three months ended March 31, 2005 which have been provided to NowAuto have been prepared in accordance with generally accepted accounting principles and fairly presents the information contained therein for the applicable periods.

9.

Particular Covenants.

9.1.

Risk of Loss. All risk of loss or damage to or destruction of the Purchased Assets, in whole or in part, shall be and remain with NowAuto until the Closing and until all of the transactions contemplated hereby shall have been consummated.

9.2.

Full Access. NowAuto shall afford to Global-E, its counsel, accountants, lenders and investors, upon reasonable prior notice by Global-E, full access during normal business hours to all of its properties, personnel and information, including, without limitation, financial statements and records, leases, agreements and tax returns, to determine that the purchase of the Purchased Assets can be consummated in accordance with applicable statutes and regulations, to verify the accuracy of the representations and warranties made herein and to fully investigate the affairs of the business of NowAuto as fully as Global-E may desire. NowAuto shall furnish to Global-E and its representatives, such information and data concerning the Purchased Assets as they shall reasonably request.

9.3.

Furnishing of Certain Information. If requested by Global-E, NowAuto (i) shall make, or cause to be made, available to Global-E true, correct and complete copies of NowAuto's historical financial statements for any periods prior to the Closing and such other information concerning NowAuto or the Purchased Assets as Global-E may request; and (ii) shall permit Global-E's independent public accountants to have access to the books and records of NowAuto so that any historical financial statements and other financial information of NowAuto and its subsidiaries can be reviewed or audited.

10.

Closing.

10.1.

Time, Date and Place. The Closing of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement shall take place at such time, place and date as agreed by the parties but no later than July 29, 2005. Each party shall be responsible for and pay the normal and customary Closing costs applicable to such party. Further, each party shall be responsible for their respective legal fees and costs relating to the preparation and review of this Agreement and the transactions contemplated by this Agreement.

10.2.

Conditions to Close. The parties' obligation to close the transactions contemplated hereby shall be subject to the satisfaction and fulfillment of all of the following conditions precedent, any or all of which may be waived in whole or in part by the other party (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation or warranty made in this Agreement):

10.2.1.

All representations and warranties made by the parties to this Agreement shall be complete and accurate as of the Closing;

10.2.2.

All covenants, promises and agreements made by the parties to this Agreement and all other actions required to be performed or complied with by the parties under this Agreement prior to or at the Closing shall have been fully performed;

10.2.3.

Global-E shall have (i) transferred all of its golf related assets to Jamie Kerr and John Shaffer in exchange for the conveyance and subsequent retirement of 5,250,000 shares of its common stock held by these two individuals, and (ii) released the three year lock-up on the remaining 50,000 shares of Global-E common stock held by Messrs. Kerr and Shaffer;

10.2.4.

NowAuto shall have delivered to Global-E at Closing all instruments, consents, assignments, leases and other documents required by this Agreement including without limitation a bill of sale ("Bill of Sale") and assignments and such other documents and instruments as Global-E or its counsel reasonably request to evidence and effectuate the transfer of the Purchased Assets and the transactions contemplated herein;

10.2.5.

Global-E shall have received all other items required to be delivered or furnished to Global-E by NowAuto hereunder prior to or at the Closing;

10.2.6.

NowAuto shall have delivered all necessary permits, licenses and approvals required for Global-E to operate NowAuto's business in the manner historically operated by NowAuto and in full compliance with all applicable laws shall have been obtained;

10.2.7.

There shall not have occurred any material adverse change in NowAuto's business or in the Purchased Assets;

10.2.8.

The assignment of all contracts and agreements of NowAuto relating to its business do not require approval of any other party or if required, such assignment to Global-E has been obtained; and

10.2.9.

If any condition or contingency applicable to either party is not satisfied at or before Closing or if either party shall otherwise exercise any right it may have to terminate this Agreement, then this Agreement shall terminate and each party hereto shall be released and relieved from any further duty, liability or obligation hereunder.

10.3.

Actions to Be Taken at the Closing. At the Closing, the following actions shall occur:

10.3.1.

NowAuto shall assign to Global-E all contracts, agreements and licenses relating to the Purchased Assets;

10.3.2.

NowAuto shall execute and deliver to Global-E the Bill of Sale, with warranties of merchantability evidencing title to the Purchased Assets and assigning, transferring and conveying the Purchased Assets to Global-E at the time of Closing; and

10.3.3.

Global-E shall pay the Purchase Price by stock issuance and delivery of the stock certificates to NowAuto.

10.4.

Contemporaneous Transfer. All transfers, assignments, conveyances and transactions under this Agreement shall be effected contemporaneously and shall be a contemporaneous exchange for present value between NowAuto and Global-E.

10.5.

Operation of NowAuto's Business. From and after the Closing, NowAuto shall cease to operate its business and shall thereafter not take any action with respect to any of the Purchased Assets or the business, except as expressly provided herein.

11.

Indemnification by NowAuto to Global-E.

11.1.

Indemnification by NowAuto. NowAuto hereby agrees to indemnify and hold harmless Global-E and its officers, directors and shareholders, against and in respect of:

11.1.1.

Any loss, claim, liability, obligation or damage suffered or incurred by Global-E resulting from or arising in connection with any misrepresentation, breach of warranty, or non-fulfillment of any covenant or agreement on the part of NowAuto contained in this Agreement;

11.1.2.

Any liability or claim which may be asserted against Global-E arising out of, relating to, or in connection with NowAuto's ownership of its assets prior to the Closing, or NowAuto's business or other activities prior to the Closing;

11.1.3.

Any taxes arising out of or relating to the transaction contemplated by this Agreement, including without limitation any state or federal Global-E income taxes resulting from the transfer of NowAuto's business and the Purchased Assets to Global-E; and

11.1.4.

All actions, suits, investigations, proceedings, demands, assessments, judgments, including reasonable attorneys' fees, costs and expenses incident to the foregoing, including but not limited to, any audit or investigation by any governmental entity incurred by Global-E in connection with this Agreement or the Purchased Assets.

11.2

Survival of Obligation to Indemnify. The indemnity obligations of this Section 11 shall survive the Closing and the payment of the consideration therefor for a period of one year from the Closing (or in the case of Section 11.1.2, the expiration of the applicable statute of limitation within which claims may be brought against NowAuto for such activities, or in the case of Section 11.1.3., three years from the date of filing of any required return) and shall continue thereafter with respect to: (a) matters which the party seeking indemnity hereunder shall have given the other party written notice of as provided herein prior to one year from the Closing; and (b) any claims, actions, suits, investigations or proceedings based on fraud or willful misconduct, willful misrepresentation or willful breach of warranty.

11.3

Notice and Procedure. Global-E (hereinafter referred to as the "Indemnified Party") shall give NowAuto (hereinafter referred to as the "Indemnifying Party") prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against it in respect of which the Indemnifying Party may be liable because of the indemnity provisions set forth in this Section 11. If such claim for indemnity arises in connection with a legal action instituted by a third party (hereinafter a "Third Party Claim"), the Indemnified Party hereby agrees that, within ten business days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim.

11.3.1.

The Indemnifying Party shall, within ten business days after the date that the Indemnified Party gives notice of a claim (whether a Third Party Claim or otherwise) as provided above, notify the Indemnified Party whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnified Party.

11.3.2.

If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall have the right, after conceding in writing its obligation of indemnity hereunder, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate in such defense as reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense. The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim. The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party accepts its indemnity obligations hereunder in connection with a Third Party Claim but elects not to conduct the defense thereof, the Indemnified Party may defend and/or settle such Third Party Claim and shall be entitled to be indemnified for the full amount of such claim and all costs and expenses, including attorneys' fees, incurred in connection therewith pursuant to this Section 11.3.2.

11.3.3.

If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party contests or does not accept its indemnity obligation hereunder, the Indemnified Party shall have the right to defend and/or settle such Third Party Claim and thereafter seek indemnity from the other party pursuant to this Section 11.3.3, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

11.3.4.

If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall, upon the request of the Indemnified Party, pay the full amount of such claim to the Indemnified Party or to the third party asserting such claim as directed by the Indemnified Party. If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party contests its indemnity obligation hereunder, the Indemnified Party shall have the right to defend, settle or take any other action with respect to such claim and thereafter seek indemnity pursuant to this Section 11.3.4.; provided, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

12.

Taxes in Connection with the Transaction. All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Purchased Assets shall be paid by NowAuto. NowAuto shall pay any income or related taxes incurred by it that are associated with the sale of the Purchased Assets.

13.

Miscellaneous.

13.1.

Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the transactions contemplated hereby.

13.2.

Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

If to NowAuto, to:

NowAuto, Inc.

2239 N. Hayden Road, Suite 100

Scottsdale, AZ 85257

Attn:  Scott Miller, Chief Executive Officer

If to Global-E, to:

Global-E Investments, Inc.

2925 N. 67th Place

Scottsdale, AZ 85251

Attn:  Jamie Kerr, Chief Executive Officer

or to such other address of which written notice in accordance with this Section 13.2 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 13.2 and shall be deemed received when given in such manner.

13.3.

Entire Agreement. This Agreement constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supercedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

13.4.

Assignability. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party; provided, however, Global-E may assign this Agreement to any corporation or other entity to be formed and wholly owned by Global-E.

13.5.

Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

13.6.

Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

13.7.

Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by each party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

13.8.

Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.9.

Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile signature shall be deemed to be an original signature for all purposes.

13.10.

Applicable Law; Jurisdiction and Venue; Service of Process. This Agreement was made in the State of Arizona, shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Arizona and the State of Arizona shall have exclusive jurisdiction regarding any dispute concerning this Agreement.

13.11.

Legal Expenses. If any legal action is commenced to enforce any provision of this Agreement, the prevailing party in such legal action shall be entitled to receive, in addition to any damages or other legal remedy, its legal costs including but not limited to legal fees, court costs and expert fees, incurred in such action.

13.12.

Remedies. The parties hereto acknowledge that in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by either party, in order that such relief may be expeditiously obtained by an aggrieved party. Either party may proceed to protect and enforce its rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of either party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available by law, in equity, by statute or otherwise.

13.13.

Further Assurances. NowAuto agrees to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as Global-E may reasonably request in order to fulfill the intent of this Agreement and transfer the Purchased Assets as contemplated hereby.

13.14.

Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

13.15

Waiver of Conflict of Interest. Global-E and NowAuto acknowledge that each company has in the past been represented by the Law Office of Gary A. Agron ("Agron") and that for purposes of this Agreement, Agron is solely representing NowAuto. Both parties hereby waive any actual or potential conflict of interest or other claim of any kind or nature that may arise by virtue of Agron's prior representation of both companies or that either company might assert against Agron or each other arising from such prior representation. Both parties agree that Agron has solely represented NowAuto in connection with this Agreement and that such representation has been limited to preparation of this Agreement and securities law representation but does not involve any other form of legal representation and specifically does not include any representation or advice concerning any federal or state tax issues in connection with this Agreement. Both parties acknowledge they have received, or had the opportunity to receive, tax advice in connection with this Agreement and the transactions contemplated hereby. Both parties also agree to indemnify and hold Agron harmless in connection with any claim brought against Agron, or damages incurred by Agron, with respect to such prior representation of the parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

Global-E Investments, Inc.

By: _____________________

Jamie Kerr, Chief Executive Officer

NowAuto, Inc.

By: _____________________

Scott Miller, Chief Executive Officer

of NowAuto, Inc. and its two subsidiaries

SCHEDULE 1.1.5

Patents, Patents Pending, Patentable Technology,

Copyrights, Trade Names and Service Marks

of NowAuto